FOR IMMEDIATE RELEASE

Briggs & Stratton Announces Strategic Repositioning Plan
Company to focus on power application, divesting certain assets to simplify the organization and positioning itself for growth and higher investment returns.
Proceeds from divestitures a source of funds to de-lever and improve financial flexibility.

Milwaukee, WI (March 6, 2020) - Briggs & Stratton Corporation (NYSE: BGG) today announced details of its planned strategic repositioning. The actions announced include a sharp focus on the company’s global expertise in power application, a simpler organization through strategic divestitures, and a streamlined overall business to drive improved capital returns. An outcome of these actions includes significantly de-levering the company to improve financial flexibility.

Building a More Focused Company
As a result of careful analysis of market dynamics and opportunities, the company will be repositioning to focus its businesses with expected annual sales of approximately $1.0 billion in the design, production and sale of:

•	Briggs & Stratton residential engines, where it maintains a recognized global leadership position;

•	Vanguard commercial engines, which has experienced sustained high growth and market share gains;

•	Briggs & Stratton standby power generation, in which it maintains the number two position in North America; and

•	Vanguard commercial battery systems, where it is a pioneer in commercializing electrification for a broad range of commercial applications.

“An in-depth analysis to more deeply understand the impact of market trends on our business portfolio has led us to focus our resources and energies to drive more sustained growth and higher risk-adjusted returns,” stated Todd Teske, Chairman, President and Chief Executive Officer. “We are pursuing a repositioning of the company to simplify our portfolio around our foundational expertise in power application. This action gives us an opportunity to streamline and optimize our corporate infrastructure to support higher profitability, as well as to strengthen our balance sheet with proceeds from the divestiture of strong, yet non-core, assets. Throughout this process, our mission has remained the same: to provide power to people to make work easier and improve lives. We will do this by providing innovative and diverse power solutions and a superior support network.”

Pursuing Divestitures and Significantly Reducing Debt
The repositioning includes planned divestitures of the majority of the businesses within the Products Segment. Priority is being placed on divesting the turf products business headquartered in the U.S. and the pressure washer and portable generator product lines. The turf products business headquartered in the U.S. includes premier lawn and garden and turf care equipment sold under the Ferris®, Billy Goat®, Simplicity®, Snapper®, and Snapper Pro® brands.

The company is pursuing parallel paths to achieve its priority of restoring financial flexibility. By the end of fiscal 2020 (June), the company expects to secure up to $200 million in debt financing as part of a package which will be used in part to retire the $195 million of outstanding senior notes, due December 2020. In addition, proceeds from the divestitures are expected to exceed the outstanding senior notes and result in significantly lower leverage by the end of fiscal 2021. J.P. Morgan has been engaged to arrange the debt refinancing and has separately been retained to advise on the divestiture of the turf products business.

Long-term Financial Targets
Management has updated its long-term financial targets to include:

•	2-4% organic sales growth with focused growth areas exceeding 10% organic sales growth

•	Greater than 8% adjusted operating margin

•	2-3% free cash flow on sales

•	Less than 3 times debt to adjusted EBITDA
These targets reflect expectations beyond fiscal 2021 and assume the completion of the planned divestitures. Associated with the strategic repositioning plan are expected charges of $35 million to $45 million, of which, approximately $20 million to $25 million are cash charges. The charges are expected to be incurred during fiscal years 2020 and 2021.

Scheduled Conference Call
The company has scheduled an investor conference call today, Friday, March 6, 2020, at 10:00 a.m. EST to discuss details of its strategic repositioning plan. A slide presentation supporting the discussion will be available 30 minutes prior to the webcast. The webcast will be available on the company’s corporate website, at http://investors.basco.com. Also available is a dial-in number to access the call real-time. To join, dial (877) 233-9136 and enter Conference ID 4383007. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 to access the replay and enter the Conference ID.

About Briggs & Stratton Corporation:
Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people’s lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Murray®, Branco®, and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

Forward-looking Statement
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for its products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom the Company competes; changes in laws and regulations, including U.S. tax reform, changes in tax rates, laws and regulations as well as related guidance; imposition of new, or changes in existing, duties, tariffs and trade agreements; changes in customer and OEM demand; changes in prices of raw materials and parts that the Company purchases; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new production capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from the business optimization program and restructuring actions; the ability to maintain or obtain adequate sources of liquidity and access to debt markets; and other factors disclosed from time to time in the Company’s SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

Source: Briggs & Stratton Corporation

Investor Relations Contact:
Mark A. Schwertfeger, Senior Vice President & Chief Financial Officer
800.365.2759

Media Relations Contact:
Rick Carpenter, Vice President Corporate Marketing
414.259.5916
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